Exhibit 99.2

MESO SCALE DIAGNOSTICS, LLC.


FINANCIAL STATEMENTS AT DECEMBER 31, 2002 AND 2001 AND FOR THE THREE YEARS ENDED DECEMBER 31, 2002 , 2001, AND 2000 AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT


To the Board of Managers and Members of
Meso Scale Diagnostics, LLC.:

We have audited the accompanying balance sheets of Meso Scale Diagnostics, LLC. (the "Company") as of December 31, 2002 and 2001, and the related statements of operations, members' equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.




DELOITTE AND TOUCHE LLP

McLean, Virginia
April 11, 2003

MESO SCALE DIAGNOSTICS, LLC.

BALANCE SHEETS
DECEMBER 31, 2002 AND 2001 (IN THOUSANDS)
-------------------------------------------------------------------------

ASSETS                                            2002               2001
                                             ---------            -------

CURRENT ASSETS:
Cash and cash equivalents                     $  4,878            $  1,609
Accounts Receivable                              1,478                   -
Inventory                                        1,251                   -
Prepaid expenses and other current assets          362                 139
                                              --------            --------
Total current assets                             7,969               1,748

PROPERTY AND EQUIPMENT - NET                     4,486               3,218

OTHER ASSETS                                        10                  10
                                              --------            --------

TOTAL ASSETS                                  $ 12,465            $  4,976
                                              ========            ========

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses            1,027               1,289
Deferred revenue                                   243                   -
Notes payable - current portion                      -                  27
                                              --------            --------
Total current liabilities                        1,270               1,316

LONG-TERM LIABILITIES:
Notes payable-net of current portion                 -                  52
                                              --------            --------
Total liabilities                                1,270               1,368
                                              --------            --------

MEMBERS' EQUITY:
Class A, voting                                     16                  16
Class B, non-voting                              3,094               3,094
Class C, non-voting                             53,252              28,579
Accumulated deficit                            (45,167)            (28,081)
                                              --------            --------
Total members' equity                           11,195               3,608
                                              --------            --------

TOTAL LIABILITIES AND MEMBERS' EQUITY         $ 12,465            $  4,976
                                              ========            ========




                       See notes to financial statements.

MESO SCALE DIAGNOSTICS, LLC.

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000 (IN THOUSANDS)
--------------------------------------------------------------------------



                                                            2002               2001               2000
                                                        --------           --------          ---------

REVENUES                                                $  1,672           $      -          $      -
                                                        --------           --------          --------

OPERATING COSTS AND EXPENSES:
Product costs                                                148                  -                 -
Research and development                                  11,528              7,847             3,506
Marketing, general and administrative                      6,152              3,229             1,060
Depreciation and amortization                                996                574               258
                                                        --------           --------          --------
Total expenses                                            18,824             11,650             4,824
                                                        --------           --------          --------

LOSS FROM OPERATIONS                                     (17,152)           (11,650)           (4,824)

INTEREST AND OTHER INCOME, NET                                66                 19                 -
                                                        --------           --------          --------

NET LOSS                                                $(17,086)          $(11,631)         $ (4,824)
                                                        ========           ========          ========


                       See notes to financial statements.

MESO SCALE DIAGNOSTICS, LLC.

STATEMENTS OF MEMBERS' EQUITY
YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000 (IN THOUSANDS)
-------------------------------------------------------------------

                                                       Class A,     Class B,     Class C,       Accumulated
                                                       Voting     Non-Voting    Non-Voting        Deficit            Total
                                                       ------     ----------    ----------        -------            -----

BALANCE, JANUARY 1, 2000                            $     12       $    882       $ 11,275        $(11,626)       $    543

Member investments                                         2            900          4,505               -           5,407
Transfer of Class C contributions to Class A
and Class B, effective December 31, 2000                   2          1,312         (1,314)              -               -
Net loss                                                   -              -              -          (4,824)         (4,824)
                                                    --------       --------       --------        --------        --------

BALANCE, DECEMBER 31, 2000                                16          3,094         14,466         (16,450)          1,126

Member investments                                         -              -         14,113               -          14,113
Net loss                                                   -              -              -         (11,631)        (11,631)
                                                    --------       --------       --------        --------        --------

BALANCE, DECEMBER 31, 2001                                16          3,094         28,579         (28,081)          3,608

Member investments                                         -              -         24,673               -          24,673
Net loss                                                   -              -              -         (17,086)        (17,086)
                                                    --------       --------       --------        --------        --------

BALANCE, DECEMBER 31, 2002                          $     16       $  3,094       $ 53,252        $(45,167)       $ 11,195
                                                    ========       ========       ========        ========        ========




                       See notes to financial statements.

MESO SCALE DIAGNOSTICS, LLC.

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000 (IN THOUSANDS)
--------------------------------------------------------------------------

                                                                         2002               2001               2000
                                                                     --------           --------           --------
CASH FLOWS USED FOR OPERATING ACTIVITIES:
   Net loss                                                          $(17,086)          $(11,631)          $ (4,824)
   Adjustments to reconcile net loss to net cash
       used for operating activities:
   Operating expenses paid for by member                               12,173              9,467              4,282
   Depreciation and amortization                                          996                574                258
   Write-off of equipment                                                 369                  -                  -
   Changes in assets and liabilities:
       Increase in accounts receivable                                 (1,478)                 -                  -
       Increase in inventory                                           (1,251)                 -                  -
       (Increase) decrease in prepaid and other assets                   (223)              (133)                 8
       (Decrease) increase in accounts payable and
          accrued expenses                                               (262)             1,158                 71
       Increase in deferred revenue                                       243                  -                  -
                                                                     --------           --------           --------

       Net cash used for operating activities                          (6,519)              (565)              (205)
                                                                     --------           --------           --------

CASH FLOWS USED FOR INVESTING ACTIVITIES:
   Purchases of property and equipment                                 (2,633)            (1,478)                 -
                                                                     --------           --------           --------

       Net cash used for investing activities                          (2,633)            (1,478)                 -
                                                                     --------           --------           --------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
   Cash investments by member                                          12,500              3,555                223
   Proceeds from note payable                                               -                 85                  -
   Repayments of note payable                                             (79)                (6)                 -
                                                                     --------           --------           --------
       Net cash provided by financing activities                       12,421              3,634                223
                                                                     --------           --------           --------

NET INCREASE IN CASH AND CASH EQUIVALENTS                               3,269              1,591                 18

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                          1,609                 18                  -
                                                                     --------          ---------           --------

CASH AND CASH EQUIVALENTS, END OF PERIOD                             $  4,878           $  1,609           $     18
                                                                     ========           ========           ========

SUPPLEMENTAL DISCLOUSURE CASH FLOW INFORMATION:
   Interst Paid                                                      $      7           $      2           $      -
                                                                     ========           ========           ========

SUPPLEMENTAL INFORMATION ON NONCASH
   INVESTING AND FINANCING TRANSACTIONS:
   Property and equipment contributed by member                      $      -           $  1,091           $    902
                                                                     ========           ========           ========

                       See notes to financial statements.

MESO SCALE DIAGNOSTICS, LLC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000
----------------------------------------------------------------------------


1.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business - Meso Scale Diagnostics, LLC. ("MSD" or "the Company"), a Delaware limited liability company, is a joint venture formed on November 30, 1995 by Meso Scale Technologies, LLC. ("MST") and IGEN International, Inc. ("IGEN"), for the development and commercialization of products utilizing a proprietary combination of MST's multi-array technology together with ORIGEN and other technologies owned by IGEN. IGEN and MST are the sole members of MSD and each holds one seat on MSD's two-member Board of Managers. MST is wholly owned by the son of the Chief Executive Officer of IGEN, which son is also the President and Chief Executive Officer of MSD. All decisions of the Board of Managers require the approval of a majority of the Board members, subject to certain exceptions.

From inception through July 31, 2002, the Company was a development stage company and had been engaged in organization activities, including research and development, preliminary marketing, financial planning, and start-up operations. As of August 1, 2002, the commercial operations of the Company commenced.

The Company has incurred significant costs related to developing its first products and operational infrastructure. The Company has funded such costs through in-kind contributions of scientific and administrative personnel, shared facilities, property and cash contributions from IGEN. The Company's continuation is dependent upon future funding from IGEN, as well as its ability to obtain additional financing as may be required, and ultimately, upon the Company's ability to generate sufficient revenues and cash flows to support its operations and meet its obligations on a timely basis.

Cash and Cash Equivalents - Cash equivalents consist of highly liquid investments with original maturities of three months or less.

Inventory - Inventory is recorded at the lower of cost or market using the first-in, first-out method and consists of the following at December 31, 2002 (in thousands):

      Finished goods                                    $       784
      Raw materials                                             467
                                                        -----------
           Total                                        $     1,251
                                                        ===========

From inception through July 31, 2002, there was no capitalized inventory and all product development costs were recorded as research and development expense.

Property and Equipment - Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the lesser of the assets' useful lives or the term of the respective leases.

Income Taxes - No provisions have been made for federal and state income taxes on the operations of the Company, which is treated as a partnership for purposes of federal and most state taxes. Federal and state taxes are the responsibility of the Company's members who report their allocable shares of the Company's income and deductions in their respective income tax returns.

Comprehensive Loss - There are no other components of comprehensive loss other than net loss.

Organization Costs - All organizational costs are expensed as incurred in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position No. 98-5, Reporting on the Costs of Start-Up Activities.

Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Capitalized Software Costs - Software development costs incurred subsequent to the establishment of technological feasibility are capitalized in accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 86 "Accounting for the Costs of Computer
Software to Be Sold, Leased, or Otherwise Marketed." The Company uses its judgment to determine when software being developed has achieved technological feasibility, and at that time makes a determination to capitalize software development costs. Through December 31, 2002, software has been substantially completed simultaneously with the establishment of technological feasibility, and accordingly, no costs have been capitalized to date.

Revenue Recognition - The Company derives revenue principally from product sales and service contracts. Product sales revenue is generally recognized when contractual obligations have been satisfied, title and risk of loss have been transferred to the customer and collection of the resulting receivable is reasonably assured. Revenue from services performed under contracts is recognized over the term of the underlying customer contract or at the end of the contract, when obligations have been satisfied. For services performed on a time and material basis, revenue is recognized upon performance. Amounts received in advance of performance under contracts are recorded as deferred revenue until earned.

Recently Issued Accounting Standards - In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company adopted SFAS 143 as of January 1, 2002 and determined that it did not have an effect on its financial position or results of operations.

In October 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment of Long-Lived Assets" (SFAS 144) which supersedes SFAS No. 121 "Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to be Disposed of"(SFAS 121) and the accounting and reporting provisions of APB No. 30, "Reporting the Results of Operations, Reporting and Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for the disposal of segment business. SFAS 144 retains many of the provisions of SFAS 121 but addresses certain implementation issues associated with that Statement. The Company adopted SFAS 144 as of January 1, 2002 and determined that it did not have an effect on its financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" (SFAS 145). SFAS 145 requires the classification of gains and losses from extinguishments of debt as extraordinary items only if they meet certain criteria for such classification in APB No. 30, "Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions." Any gain or loss on extinguishments of debt classified as an extraordinary item in prior periods that does not meet the criteria must be reclassified to other income or expense. These provisions are effective for fiscal years beginning after May 15, 2002. Additionally, SFAS 145 requires sale-leaseback accounting for certain lease modifications that have economic effects similar to sale-leaseback transactions. These lease provisions are effective for transactions occurring after May 15, 2002. The Company does not expect that the adoption of SFAS 145 to have a material effect on its financial position or results of operations.

In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 replaces Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS 146 to have a material effect on its financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities" (SFAS 149). SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." The amendments set forth in SFAS 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted similarly. SFAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company does not expect the adoption of this pronouncement to have a material effect on its financial position or results of operations.


2.    PROPERTY AND EQUIPMENT - NET

Property and equipment, consists of the following (in thousands):

                                                        2002            2001
----------------------------------------------------------------------------
Equipment, furniture and fixtures                    $ 5,238         $ 3,327
Leasehold improvements                                 1,058             884
                                                     -------         -------
                                                       6,296           4,211

Less depreciation and amortization                    (1,810)           (993)
                                                     -------         -------
                                                     $ 4,486         $ 3,218
                                                     =======         =======

3.    MEMBERS' EQUITY

The Company was formed in November 1995 as a Delaware limited liability company by MST and IGEN, its sole members, pursuant to a Limited Liability Company Agreement (as amended, the "LLC Agreement"). Under the terms of the LLC Agreement, the Company's existence will continue until December 31, 2094, or such later date determined by the Board of Managers of the Company unless terminated earlier under certain provisions specified in the LLC Agreement. Concurrently with the LLC Agreement, IGEN, MST, and the Company entered into a Joint Venture Agreement (as amended, the "Joint Venture Agreement") for the purpose of setting forth their respective rights and obligations with respect to the activities of the Company during (and, in certain instances, after) the period the Joint Venture Agreement is in effect. Under the joint venture agreements, the Company has a worldwide, perpetual, exclusive license (with certain exceptions) to IGEN's technology for use in the Company's programs.

In August 2001, IGEN, MST, and the Company entered into an amendment to the Joint Venture Agreement, and various related agreements, which, among other things, extended the term of the Joint Venture Agreement through November 2003. The Joint Venture Agreement will expire on November 30, 2003 unless extended. IGEN has agreed, subject to certain conditions, to provide funding to the Company through that date. IGEN's funding commitments may be satisfied in part through in-kind contributions of scientific and administrative personnel and shared facilities. MST and the Company have the right to terminate the Joint Venture Agreement prior to November 30, 2003 under certain circumstances, including a "change in control" of IGEN, as defined in the Joint Venture Agreement. Upon termination, expiration or non-renewal of the Joint Venture Agreement, the Company and MST jointly have the right to purchase IGEN's interest in the Company based on a fair market value analysis, subject to certain discounts, and many of the licenses and other arrangements among IGEN, the Company and MST will continue indefinitely. Even if the Joint Venture Agreement is not extended beyond November 2003, the Company's existence will continue under the LLC Agreement as described above.

The Company has three classes of membership interests consisting of Class A membership interests, which are voting interests, and Class B and Class C membership interests, which are non-voting interests. As of December 31, 2002 and 2001, IGEN's Class A membership or percentage interest was 31% and MST's Class A membership or percentage interest was 69%. IGEN owns 100% of the Class B and Class C non-voting membership interests. Under the terms of the Joint Venture Agreement, a Board of Managers manages the Company and each of MST and IGEN has the right to appoint one member so long as it retains any of its interest as a Class A member. Members are entitled to a preferred return on their Class C capital contributions as follows: for the period from November 30, 1995 (inception) through December 31, 2000, an annual preferred return equal to 5% per annum and thereafter, an annual preferred return equal to the prime rate in effect from time to time (adjusted on a quarterly basis) plus one-half of one percent (0.5%). The annual preferred return is payable out of a portion of both future profits and certain third-party financings of the Company generally before any payments are made to any other class of member interest. Through December 31, 2002, the accumulated, unpaid preferred return on Class C contributions is $5,923,000.

Under the terms of the LLC Agreement, all Company distributions to IGEN and MST are to be made as follows: first, in proportion to their percentage interests as Class A members, in an amount reasonably calculated to equal their income tax liabilities associated with their allocable shares as Class A members, of the Company's taxable income; next, to IGEN in an amount sufficient to repay its Class C capital contributions plus the cumulative annual preferred return on its Class C capital contributions, and then to repay its Class B capital contributions, provided that the distributions made for this purpose in any year shall not exceed 25% of the lesser of (i) the Company's net profit for the year less the tax distributions made to the members, or (ii) the Company's net cash flow from operations for the year; and thereafter, to IGEN and MST, pro rata in proportion to their membership or percentage interests as Class A members.

On liquidation of the Company, after payment of all liabilities, the remaining assets are to be distributed to the members pursuant to the LLC Agreement in proportion to the remaining balances in their capital accounts, with priority given to payment of the Class C capital account first, the Class B capital account second, and finally the Class A capital accounts, after allocating all profit and loss to the members' capital accounts consistent with the distribution priorities described above.

All cash and in-kind contributions of IGEN after December 31, 2000 are treated as Class C capital contributions in accordance with the Joint Venture Agreement. The funding commitment of IGEN is determined based on an annual budget prepared by the Company and submitted to a committee of IGEN's board of directors for approval. Approved funding for the period January 1, 2003 through November 30, 2003, by IGEN is $20.6 million, subject to a permitted variance of 15%.

The Company has a worldwide, perpetual, exclusive license (with certain exceptions) to IGEN's technology for use in the Company's programs. If IGEN ceases to be a member of the Company, IGEN will receive royalty payments from the Company on all products developed and sold by the Company using IGEN' patents.

4.       NOTE PAYABLE

In 2001 the Company entered into a negotiable promissory note with a bank for the purchase of equipment. The note was payable in 36 equal monthly installments of $2,650 beginning in October 2001, with interest at 7.75% per annum and was collateralized by the equipment purchased. The note was repaid in full during 2002. For the years ended December 31, 2002 and 2001, interest expense incurred on the note was $5,017 and $2,000, respectively.

5.       COMMITMENTS AND CONTINGENCIES

Leases - The Company subleases certain premises and equipment from IGEN under sublease agreements expiring at various times through 2010. The Company has no future minimum contractual obligations under these leases. Lease expense is based on occupancy of the leased premises, as opposed to a fixed amount. Total rent expense allocated to the Company for the years ended December 31, 2002, 2001, 2000 was $664,000, $374,000, and $54,000, respectively. As of August 15,
2001, the funding and allocation methodologies for facilities costs changed, resulting in $312,000 of expense allocation from IGEN for the period August 15, 2001 to December 31, 2001, which is included in the rent expense described above.

Litigation - In the normal course of business, the Company is involved in certain claims and litigation. In the opinion of management, losses, if any, will not be material to the Company's financial position, results of operations, or cash flows.

Employment Agreement - The Company has entered into an employment agreement with its President and Chief Executive Officer, the current term of which runs through November 30, 2004, subject to renewal as described below. The employment agreement automatically renews for an additional 12 month period on November
30, 2004 and on each November 30 of each year thereafter unless either the Company or the President and Chief Executive Officer gives notice of non-renewal at least 180 days prior to the expiration of the then current term. If the Company terminates the employment agreement without cause, or the President and Chief Executive Officer terminates the employment agreement for good reason (which includes a "change in control" of IGEN as defined in the Joint Venture Agreement), the President and Chief Executive Officer shall be entitled to receive certain salary and pro rata bonus and adjustments as described in the employment agreement. This agreement is guaranteed by IGEN.

6.    RELATED PARTY TRANSACTIONS

Pursuant to the Joint Venture Agreement, IGEN and MST agreed to certain funding and allocation methodologies with respect to the conduct of the Company's business. For the years ended December 31, 2002 and 2001, IGEN's funding (cash contributions and in-kind allocations) was $24.7 million and $14.1 million, respectively (see Notes 1, 3, and 5).

7.    SEGMENT INFORMATION

The Company operates in one business segment. It is engaged in the development and commercialization of products utilizing a proprietary combination of MST's multi-array technology together with ORIGEN and other technologies owned by IGEN. Domestic and foreign revenues for the year ended December 31, 2002 are as follows (in thousands):

Domestic revenues                                  $     1,208
Foreign revenues                                           464
                                                   -----------
                                                   $     1,672
                                                   ===========

For the year ended December 31, 2002 a single customer represented 93% of total domestic revenues and a single customer represented 100% of the foreign revenues. All assets of the Company are held in the United States.


                                   * * * * * *